Exhibit 11
----------
                             HERLEY INDUSTRIES, INC.
                                AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

                                                                     Thirteen weeks ended
                                                            February 2, 1997   January 28, 1996
                                                            ----------------   ----------------

Net Income                                                  $    779,579        $  1,537,149
                                                                 =======           =========

Weighted average shares outstanding:
   Shares outstanding from beginning of period                  2,951,247          2,802,274
   Shares issued for options exercised                            240,594              -
   Treasury shares acquired                                      (103,617)             -
   Common equivalents - options and warrants                      487,141            328,727
                                                                ---------          ---------
Weighted average  common and common
   equivalent shares outstanding                                3,575,365          3,131,001
                                                                =========          =========

Earnings per common and
      common equivalent share:                                   $ .22              $ .49
                                                                   ===                ===



                                                              Twenty-seven         Twenty-six
                                                               weeks ended         weeks ended
                                                            February 2, 1997    January 28, 1996
                                                            ----------------    ----------------

Net Income                                                  $   1,651,307       $   2,052,980
                                                                =========           =========

Weighted average shares outstanding:
   Shares outstanding from beginning of period                  2,936,122           3,015,988
   Shares issued for options exercised                            130,980               -
   Treasury shares acquired                                       (72,531)           (185,022)
   Common equivalents - options and warrants                      554,140             113,816
                                                                ---------           ---------
Weighted average  common and common
   equivalent shares outstanding                                3,548,711           2,944,782
                                                                =========           =========

Earnings per common and
      common equivalent share:                                   $ .47               $ .70
                                                                   ===                 ===



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